Exhibit 99.1

Rigel Announces First Quarter 2016 Financial Results

- Conference Call and Webcast Today at 5:00 PM Eastern Time -

South San Francisco, Calif. — May 3, 2016 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the first quarter ended March 31, 2016.

“We look forward to our upcoming Phase 3 data as we continue with our planning for the potential commercial launch of fostamatinib in the United States,” said Raul Rodriguez, president and chief executive officer of Rigel.  “Also, we initiated the Phase 2 proof-of-concept study with fostamatinib in autoimmune hemolytic anemia (AIHA). We anticipate that the results of these studies as well as the IgA nephropathy study will be forthcoming later this year,” he added.

During the first quarter, Rigel announced that patient enrollment was completed for the two studies in the FIT Phase 3 clinical program of fostamatinib in immune thrombocytopenic purpura (ITP). The results from the first study are expected in the middle of 2016, with the results for the second study expected shortly thereafter. Rigel plans to submit a New Drug Application to the Food and Drug Administration in the first quarter of 2017, subject to the results of the program. In addition, Rigel is in the early stages of establishing its sales and marketing infrastructure for the commercial launch of fostamatinib.

For the first quarter of 2016, Rigel reported a net loss of $17.5 million, or $0.19 per share, compared to a net loss of $18.2 million, or $0.21 per share, in the first quarter of 2015.

Contract revenues from collaborations of $5.0 million in the first quarter of 2016, compared to $2.2 million in the first quarter of 2015, were comprised of the amortization of the $30.0 million upfront payment and FTE fees earned pursuant to Rigel’s collaboration and license agreement with Bristol-Myers Squibb.

Rigel reported total costs and expenses of $22.6 million in the first quarter of 2016, compared to $20.4 million in the first quarter of 2015. The increase in costs and expenses was primarily due to the increase in research and development costs related to Rigel’s clinical research programs with fostamatinib in ITP and AIHA.

As of March 31, 2016, Rigel had cash, cash equivalents and short-term investments of $103.6 million, compared to $126.3 million as of December 31, 2015. Rigel expects this amount to be sufficient to fund operations into the third quarter of 2017.

Conference Call and Webcast Today at 5:00PM Eastern Time

Rigel will hold a live conference call and webcast today at 5:00pm Eastern Time (2:00pm Pacific Time).

Participants can access the live conference call by dialing 855-892-1489 (domestic) or 720-634-2939 (international) and using the Conference ID number 97470871.  The conference call will also be webcast live and can be accessed from Rigel’s website at www.rigel.com.  The webcast will be archived and available for replay for 30 days after the call via the Rigel website.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage biotechnology company dedicated to the discovery and development of novel, targeted drugs in the therapeutic areas of immunology, oncology and immuno-oncology. Rigel’s pioneering research focuses on signaling pathways that are critical to disease mechanisms. The company’s current clinical programs include fostamatinib, an oral spleen tyrosine kinase (SYK) inhibitor, which is in Phase 3 clinical trials for ITP; a Phase 2 clinical trial for autoimmune hemolytic anemia (AIHA); and a Phase 2 clinical trial for IgA nephropathy (IgAN). In addition, Rigel has two oncology product candidates in Phase 1 development with partners BerGenBio AS and Daiichi Sankyo.

This press release contains “forward-looking” statements relating to, among other things, timing of reporting topline data of Phase 3 clinical studies with fostamatinib in ITP; the timing of a potential New Drug Application submission to the Food and Drug Administration for fostamatinib in ITP; the management and advancement of Rigel’s other clinical programs; Rigel’s belief that fostamatinib may be an attractive alternative for patients with ITP; Rigel’s ability to successfully prepare for potential commercial launch of its product candidates; the timing, amount and sufficiency of Rigel’s cash, cash equivalents, and short-term investments; Rigel’s ability to extend the value of Rigel’s pipeline into fields that are beyond its therapeutic focus; the evaluation of fostamatinib and Rigel’s other product candidates for new treatment indications; and Rigel’s product pipeline and development programs. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements.  These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research, the uncertain timing of completion of and the success of clinical trials, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Rivily, Inc.
Phone: 650.430.3777
Email: susan@rivily.com

RIGEL PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
	(unaudited)

Revenues:
Contract revenues from collaborations	$5,029	$2,178

Costs and expenses:
Research and development (see Note A)	18,173	15,702
General and administrative (see Note A)	4,423	4,717
Total costs and expenses	22,596	20,419
Loss from operations	(17,567)	(18,241)
Interest income	103	48
Net loss	$(17,464)	$(18,193)

Net loss per share, basic and diluted	$(0.19)	$(0.21)

Weighted-average shares used in computing net loss per share, basic and diluted	90,555	88,043

Note A

Stock-based compensation expense included in:
Research and development	$693	$1,160
General and administrative	745	894
	$1,438	$2,054

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2016	2015(1)
	(unaudited)
Cash, cash equivalents and short-term investments	$103,632	$126,276
Total assets	108,280	131,747
Stockholders’ equity	75,452	91,381

(1)  Derived from audited financial statements